Exhibit (a)(10)

DWS EQUITY TRUST

Amended and Restated Establishment and Designation

of Series of Shares of Beneficial Interest

The undersigned, being a majority of the Trustees of DWS Equity Trust, a Massachusetts business trust (the “Trust”), acting pursuant to authority granted to the Board of Trustees in the Amended and Restated Agreement and Declaration of Trust dated January 6, 1998 (the “Declaration of Trust”), having heretofore established and designated the shares of beneficial interest of the Trust into one series (a “Portfolio”), hereby establish and designate one additional Portfolio (the “Additional Portfolio”), to have the following special and relative rights:

1.	The Portfolio heretofore designated is as follows:

DWS Dreman Financial Services Fund

2.	The Additional Portfolio designated hereby is:

DWS Core Plus Allocation Fund

3.         Each Portfolio shall consist of an unlimited number of Shares. Each Portfolio shall be authorized to hold cash and invest in securities and instruments and use investment techniques as described in the Trust’s registration statement under the Securities Act of 1933, as amended. Each share of beneficial interest of each Portfolio (“share”) shall be redeemable as provided in the Declaration of Trust, shall be entitled to one vote (or fraction thereof with respect to a fractional share) on matters on which shares of that Portfolio shall be entitled to vote and shall represent a pro rata beneficial interest in the assets allocated to that Portfolio. The proceeds of sales of shares of a Portfolio, together with any income and gain thereon, less any diminution or expenses thereof, shall irrevocably belong to that Portfolio, unless otherwise required by law. Each share of a Portfolio shall be entitled to receive its pro rata share of net assets of that Portfolio upon liquidation of that Portfolio. Upon redemption of a shareholder’s shares or indemnification for liabilities incurred by reason of a shareholder’s being or having been a shareholder of a Portfolio, or the entry of a final judgment in favor of a shareholder by reason of being or having been a shareholder of a Portfolio, such shareholder shall be paid solely out of the property of that Portfolio.

4.         Shareholders of the Trust shall vote by individual Portfolio and not in the aggregate on any matter submitted to a vote of Shareholders, except to the extent otherwise required by the Investment Company Act of 1940, as amended (the “1940 Act”), or when the Trustees have determined that the matter affects only the interests of one or more Portfolios or classes, in which case only the shareholders of such Portfolio or classes shall be entitled to vote thereon. Any matter shall be deemed to have been effectively acted upon with respect to a Portfolio if acted upon as provided in Rule 18f-2 under the 1940 Act or any successor rule and in the Declaration of Trust. The Trustees of the Trust may, in conjunction with the establishment of any additional Portfolio or class of shares of the Trust, establish or reserve the right to establish conditions under which the several Portfolios or classes shall have separate voting rights or no voting rights.

5.         The shares of beneficial interest of the Portfolio listed in paragraph 1 outstanding, and the assets and liabilities of such Portfolio shown on the books of the Trust as of the close of business as of the effective date hereof shall not be affected by this Instrument.

6.         The assets and liabilities of the Trust existing on the date hereof shall, except as provided below, be allocated to the Portfolio listed in paragraph 1 and, hereafter, the assets and liabilities of the Trust shall be allocated among the Portfolios, now or hereafter created, as set forth in Article V, Section II of the Declaration of Trust, except as provided below.

(a)      Costs incurred by the Trust in connection with the organization, registration and public offering of shares of the Additional Portfolios shall be allocated to such Portfolios unless assumed by another party or otherwise required by applicable law or generally accepted accounting principles.

(b)      The liabilities, expenses, costs, charges or reserves of the Trust which are not readily identifiable as belonging to any particular Portfolio shall be allocated among the Portfolios and any Portfolio hereafter established on the basis of their relative average daily net assets.

(c)      The Trustees may from time to time in particular cases make specific allocations of assets or liabilities to a Portfolio.

7.         The Trustees (including any successor Trustees) shall have the right at any time and from time to time to reallocate assets and expenses or to change the designation of a Portfolio (or any class thereof) now or hereafter created, or to otherwise change the special and relative rights of a Portfolio (or any class thereof) provided that such change shall not adversely affect the rights of Shareholders of the Portfolios.

8.         Except as otherwise provided in this instrument, the foregoing shall be effective as of August 15, 2006.

/s/ John W. Ballantine	/s/ James R. Edgar
John W. Ballantine, Trustee	James R. Edgar, Trustee
/s/ Donald L. Dunaway	/s/ Robert B. Hoffman
Donald L. Dunaway, Trustee	Robert B. Hoffman, Trustee
/s/ Paul K. Freeman	/s/ Shirley D. Peterson
Paul K. Freeman, Trustee	Shirley D. Peterson, Trustee
/s/ William McClayton	/s/ Robert H. Wadsworth
William McClayton, Trustee	Robert H. Wadsworth, Trustee